Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FIRST QUARTER 2014 RESULTS

Financial Highlights:

•	Revenue of $96.6 million, an increase of nearly 8.0% from $89.5 million in 4Q13 and an increase of 35.7% from $71.2 million in 1Q13.

•	Net income of $0.10 per basic and diluted share, compared to net income of $0.06 per basic and diluted share in 4Q13 and net income of $0.02 per basic and diluted share in 1Q13.

•	Gross margin of 56.0%, compared to 54.3% in 4Q13 and 53.6% in 1Q13.

HILLSBORO, OR - April 24, 2014 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fiscal first quarter ended March 29, 2014.

For the first quarter, revenue was $96.6 million, an increase of nearly 8.0% from $89.5 million reported in the prior quarter, and an increase of 35.7% from the $71.2 million reported in the same quarter a year ago.

Net income for the first quarter was $12.0 million ($0.10 per basic and diluted share), compared to the prior quarter net income of $6.5 million ($0.06 per basic and diluted share) and net income of $1.9 million ($0.02 per basic and diluted share) reported in the same quarter a year ago.

Darin G. Billerbeck, President and Chief Executive Officer, said, "Q1 revenue and net income growth were led by continued momentum in revenue from new products. Consistent with our strategy, we achieved sustained growth in the Consumer market combined with strength in the China communications market, as well as broad market improvement in the European distribution channel. We remain focused on becoming the undisputed leader in providing low cost, low power, small footprint FPGAs to applications where time-to-market is crucial."

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, "We achieved Q1 revenue growth of nearly 8.0% compared to Q4, realizing five consecutive quarters of sustained growth. Gross margin for the quarter was 56.0%, above our earlier expectations for the quarter. Our increased scale, sustained product cost reductions and favorable mix all contributed to gross margin improvement in the quarter. We ended the first fiscal quarter with a debt-free balance sheet and approximately $219.5 million in cash, cash equivalents and short-term marketable securities."

Recent Business Highlights:

•
Launch of ECP5™ Family: The ECP5 Family is ideal for small-cell, microserver, broadband access, industrial video and other high-volume applications where the lowest-possible cost, lowest-possible-power, and smallest-possible form-factor are crucial. The ECP5 family removes development obstacles and breaks the rule that conventional FPGAs should be the highest density, power hungry and expensive.

•
Google Selects Lattice: Google's Advanced Technology and Projects group selected Lattice FPGAs for its ambitious Project Ara initiative that aims to deliver the world's first smartphones for consumers to configure from a variety of modules.

•
New FPGA-Based Camera Design Solutions Featured: Lattice demonstrated several new FPGA-based camera design solutions at SPIE Photonics West, along with partner Helion GmbH, that are enabling new HD quality camera solutions for the industrial and healthcare markets.

•	Expands European Distribution: Intercomp was appointed as a representative in Central Europe, in support of Lattice as it extends the reach of its programmable solutions.

•
Philippines Facility Receives ISO9001:2008 Certification: Lattice’s operations site in Manila was the company’s latest facility to receive this important certification recognizing commitment to excellence and quality worldwide.

Business Outlook - Second Quarter 2014:

•	Revenue is expected to be flat to plus 4% on a sequential basis.

•	Gross margin percentage is expected to be approximately 55% plus or minus 2%.

•	Total operating expenses are expected to be approximately flat on a sequential basis.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the first quarter of 2014 and business outlook for the second quarter of 2014 on Thursday, April 24, 2014 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 22510192. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. Eastern Time on May 8, 2014, by telephone at 1-404-537-3406. To access the replay, use conference identification number 22510192. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our becoming the undisputed leader in providing low cost, low power, small footprint FPGAs to applications where time-to-market is crucial and those statements under the heading “Business Outlook - Second Quarter 2014” relating to expected revenue, gross margin and total operating expenses. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE™, MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the world's leading provider of ultra-low-power programmable IC solutions for makers of smartphones, mobile handheld devices, small-cell networking equipment, industrial control, automotive infotainment, and much more. With more than 1 billion units sold over the past 10 years, Lattice ships more FPGAs, CPLDs and Power Management solutions than any other programmable solutions vendor. For more information, visit www.latticesemi.com. You can also follow Lattice via Twitter, Facebook, or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ECP5 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 29, 2014	December 28, 2013	March 30, 2013
Revenue	$96,637	$89,519	$71,158
Costs and expenses:
Cost of products sold	42,499	40,916	33,003
Research and development	21,239	22,331	18,114
Selling, general and administrative	18,749	17,189	16,498
Acquisition related charges	737	737	749
Restructuring	11	131	153
	83,235	81,304	68,517
Income from operations	13,402	8,215	2,641
Other income (loss), net	309	(540)	(52)
Income before provision for income taxes	13,711	7,675	2,589
Provision for income taxes	1,727	1,128	699
Net income	$11,984	$6,547	$1,890

Net income per share:
Basic	$0.10	$0.06	$0.02
Diluted	$0.10	$0.06	$0.02

Shares used in per share calculations:
Basic	116,436	115,718	115,391
Diluted	118,917	117,156	116,714

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 29, 2014	December 28, 2013
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$219,515	$215,815
Accounts receivable, net	66,674	50,085
Inventories	58,180	46,222
Other current assets	12,945	13,679
Total current assets	357,314	325,801

Property and equipment, net	41,432	41,719
Long-term marketable securities	5,241	5,241
Other long-term assets	5,336	6,120
Intangible assets, net of amortization	11,747	12,484
Goodwill	44,808	44,808
Deferred income taxes	10,651	11,703
	$476,529	$447,876

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$51,542	$51,113
Deferred income and allowances on sales to sell-through distributors	16,980	7,495
Total current liabilities	68,522	58,608

Other long-term liabilities	3,264	3,588
Total liabilities	71,786	62,196

Stockholders' equity	404,743	385,680
	$476,529	$447,876

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	Three Months Ended
	3/29/2014	12/28/2013	3/30/2013
Operations Information
Percent of Revenue
Gross Margin	56.0%	54.3%	53.6%
R&D Expense	22.0%	24.9%	25.5%
SG&A Expense	19.4%	19.2%	23.2%
Depreciation and amortization (in thousands)	5,860	5,634	5,066
Capital expenditures (in thousands)	2,395	2,263	3,054
Stock compensation expense (in thousands)	3,090	2,537	1,912
Restructuring and severance related charges (in thousands)	90	167	153
Taxes paid (cash, in thousands)	380	289	852
Balance Sheet Information
Current Ratio	5.2	5.6	5.1
A/R Days Revenue Outstanding	62	50	71
Inventory Months	4.1	3.4	4.0
Revenue% (by Product Family)
PLD	65%	68%	68%
FPGA	35%	32%	32%
Revenue% (by Product Classification) (1)
New	53%	46%	39%
Mainstream	34%	40%	44%
Mature	13%	14%	17%
Revenue% (by Geography)
Asia	75%	76%	69%
Europe (incl. Africa)	15%	12%	18%
Americas	10%	12%	13%
Revenue% (by End Market) (2)
Communications	41%	41%	39%
Consumer	31%	27%	25%
Industrial, Scientific, Medical and Computing	28%	32%	36%
Revenue% (by Channel)
Sell-through distribution	39%	45%	49%
Direct	61%	55%	51%

(1) New: LatticeECP5, MachXO3, LatticeECP3, MachXO2, Power Manager II, and iCE40 Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeXP2, MachXO, ispClock A/D/S, Software and IP Mature: LatticeECP, LatticeXP, ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs

* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2014 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.

(2) During the first quarter of fiscal 2014, the Company condensed its End Market categories. All periods presented have been revised accordingly.